EXHIBIT 99.2



                                F.N.B CORPORATION
                                  July 10, 2003
                             Moderator: Gary L. Tice




Tice:   Good afternoon everyone and thank you for
joining us on our conference call. With me today are:

         Steve Gurgovits, Vice Chairman of F.N.B.
         Corporation and President and Chief Executive
         Officer of First National Bank of Pennsylvania.

         Kevin Hale, Chief Operating Officer of F.N.B.

         Tom Fahey, Chief Financial Officer;

         John Waters, Senior Vice President and Director of
         Investor Relations, Mergers and Acquisitions;

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         Garrett Richter, Executive Vice President of F.N.B.
         and President and Chief Executive Officer of First
         National Bank of Florida;

         C.C. Coghill, Executive Vice President and Chief
         Credit Officer;

         Bob Reichert, Senior Vice President and Treasurer;

         and Clay Cone, Vice President and Director of
         Corporate Communications.

I am extremely pleased to share with you our plan to unlock shareholder value. As you know, the main objective at F.N.B. Corporation has been and still is the creation of shareholder value. We did this when the corporation expanded into the fast-growing Florida

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market and when we combined our many diverse
operations under a common logo and brand identity.

Today, I will share with you some more exciting news that we believe will result in a further increase in shareholder value.

After extensive evaluation, the Board of Directors of F.N.B. Corporation has voted to divide the corporation into two distinct and separate public companies, serving two distinct and separate markets some 1,200 miles apart.
This plan would be consummated by spinning off First
National Bank of Florida, Roger Bouchard Insurance, and the Florida operations of First National Trust Company.

It is expected that existing shareholders of F.N.B.
Corporation will receive one share of stock in the newly created holding company for each share of F.N.B. stock

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owned. Upon completion of this transaction, our
shareholders will own two successful financial services companies. The Pennsylvania company will be a high-performing and high dividend paying company, while the Florida company will concentrate on high growth in one of the country's most attractive and fastest growing areas.

This initiative will reestablish F.N.B. Corporation as a Pennsylvania-based bank holding company, consisting of the current banking franchise of First National Bank of Pennsylvania, the entire operations of Regency Finance
Company, and the local geographic operations of First
National Trust Company and Gelvin, Jackson & Starr.

F.N.B. Corporation will operate under the proven leadership of Pete Mortensen, Chairman, and Steve
Gurgovits, President and Chief Executive Officer. They will be assisted by John Rose, who will serve as a

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financial and investment advisor to the transition team.
John will also join the F.N.B. Board of Directors.

This company will be a high-performing, full-service financial institution with approximately $4.5 billion in total assets and 130 banking offices located throughout western Pennsylvania and northeastern Ohio.

The Return on Average Equity targets for this operation are above industry averages. It is anticipated that these results would benefit shareholders through high dividend payouts typical of a value-oriented company. The earnings potential will be supported by an extremely lean operation, with an efficiency ratio in the low 50% range.

This franchise's strength lies in its current customer base, its proven ability to realize value, and expansion by gaining a larger share of the customers' banking,

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insurance and wealth management needs. And, it will
grow in line with the demographics of that region.

Because of these characteristics, the valuation of the operation should be similar to that of other publicly traded Pennsylvania and Ohio regional banks.

At the same time, a new Florida-based company will be formed, with First National Bank of Florida as the lead subsidiary, enhanced with the Florida operations of First
National Trust Company and Roger Bouchard Insurance.

The new holding company, headquartered in Naples, Florida, will be led by me as Chief Executive Officer.
Kevin Hale will serve as Chief Operating Officer, and
Garrett Richter will continue in his role as President and Chief Executive Officer of First National Bank of Florida.


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The new company will continue to recognize and take
advantage of opportunities for quality growth as its geographic area expands. It will be a formidable competitor in the Florida marketplace that it serves through consistently superior customer service.

In this environment, we expect continued asset growth in the 10-12% range from our present $3.6 billion in total
Florida assets.

In supporting the growth prospects of the new company, capital generation and retention will be very important.
Therefore, the current trust preferred will remain with F.N.B. allowing for more capital to expand the Florida region through acquisitions. The dividend payout will approximate 20-30% of net income, allowing the reinvestment of the remaining 70-80% into growth prospects, primarily through targeted de novo branching and small to medium sized acquisitions exclusively in Florida.


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This plan is proposed to be a tax-free reorganization,
pending a favorable ruling from the IRS. We expect to complete this transaction no later than January 2004.

This is a dramatic and exciting step for our company, and I want to share with you the multiple factors that led us to make in this decision. First, let me say that I firmly believe that all great companies are proactive, and we have made this strategic move in that light.

One of the key realities faced by the Board is the fact that while our Pennsylvania/Ohio franchise benefits from an abundance of loyal, profitable customer relationships, most of these markets have only modest organic growth opportunities.

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The Board also recognizes that the northern franchise,
with its consistently strong earnings, superior asset quality and asset reallocation opportunities, should really be considered a "value" stock, and not a "growth" stock.

We anticipate that dividend yield may be in the top 5% of all publicly traded banks in the United States and it should have greater appeal to value-oriented investors.
We expect the combined cash dividend for the companies will increase by approximately 25% for 2004.

Conversely, the Florida franchise operates in some of the most exciting and fastest growing markets in the country and is well-positioned to not only expand in those markets, but to enter new Florida markets that are equally attractive. This franchise should be extremely appealing to growth-oriented investors. We expect double-digit growth from the Florida operations.

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The Board considered a variety of opportunities to unlock
shareholder value and determined that the interests of shareholders were best served by dividing the corporation into two separate and distinct companies.

Let me outline some of the benefits of this strategy:

         First, it provides for a sizeable reduction or elimination of overhead expenses.

         Second, it gives value-oriented shareholders a stake in the established franchise in western Pennsylvania and northeastern Ohio. This area can be characterized as stable with slower growth prospects, but strong earnings potential, particularly without the added burden of operating overhead.


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         Third, those shareholders and investors who are more
         focused on growth should be pleased to own stock in the new company with the prospects and opportunities of continued growth in the vibrant
         Florida market.

Underlying the realization and support for these projections is the ability of each entity to operate more efficiently. As a result of this strategy, expenses will be eliminated in 2004 approximating $12 million after-tax.
Most of these savings will be in staffing and benefit expenses, with the elimination of many redundant positions throughout the company. Many of these positions will be eliminated through retirements and normal attrition.

As a direct result of the reorganization, it is estimated that the corporation will incur an after-tax restructuring charge of approximately $20 million. The majority of these

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expense reductions will be related to employee severance.
In addition, the corporation expects to refinance some
Federal Home Loan Bank debt, incurring an after-tax prepayment penalty of approximately $14 million.

Data processing operations will be maintained by each entity individually. The northern operations will continue to operate under the ITI system that currently exists.
Florida will not convert to ITI as originally planned, but will retain its current Jack Henry operating systems. This will ensure that each bank has the most appropriate and cost-effective technology platform going forward.

Each company will also have its own separate board of directors. The boards will be comprised of the current board members, with affiliations based on geographic origin. It is anticipated that both boards will be expanded.


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In summary, we believe that this creative and proactive
approach to changing realities is clearly in the best interests of shareholders. Both companies will reflect our extraordinary sound credit culture and non-performing asset ratios with favorable loan loss allowance coverage.

Shareholders will benefit from the highly effective programs we have jointly implemented in recent years to develop non-interest income streams, and we will continue our focus on superior customer service, which has been a hallmark of F.N.B. both in Florida, Pennsylvania and Ohio.

Both companies will continue to maintain an adequate capital position with all capital ratios exceeding the minimum guidelines for well-capitalized institutions.


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We believe that this transaction will allow the investment
community to better recognize the potential value of each company. This action should truly unlock shareholder value.

Due to the uncertainty of the timing of expenses that will be associated with the spin-off, F.N.B. has decided to discontinue providing quantitative earnings guidance, effective immediately. Because of this action, we can give you no assurances that the results will equal the EPS guidance previously provided by the company. In the event that F.N.B. resumes providing guidance, it will issue a press release announcing that fact. Therefore, the quarterly earnings conference call scheduled for Wednesday, July 16th will not be held. A press release announcing the second quarter earnings will be released, as scheduled, on Tuesday, July 15th, after market close.


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Once again, I would like to thank everyone for
participating in today's conference call, and remind you that this call will be available for replay until July 17th.
For those who are interested, a copy of the presentation will also be available on our web site.

I am now going to turn the presentation over to the operator and ask if he/she would poll the audience for questions. Thank you.










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